Exhibit 99.01

MEDIA CONTACT:	INVESTOR CONTACT:
Spring Harris	Soohwan Kim, CFA
NortonLifeLock Inc.	NortonLifeLock Inc.
press@nortonlifelock.com	ir@nortonlifelock.com

NortonLifeLock Delivers Better-Than-Expected Fiscal Fourth Quarter 2020 Results
Second consecutive quarter of sequential customer growth and bookings growth of 4% year-over-year

TEMPE, Ariz. – May 14, 2020 – NortonLifeLock Inc. (NASDAQ: NLOK), a global leader in consumer Cyber Safety, today reported results for its fourth quarter fiscal year 2020 which ended April 3, 2020.

Fourth Quarter GAAP Financial Highlights from Continuing Operations
•	Revenue was $614 million, compared to $617 million a year ago
•	GAAP diluted EPS was $0.23, compared to $0.06 a year ago

Fourth Quarter Operational and Non-GAAP Financial Highlights from Continuing Operations
•	Consumer revenue was $610 million, up 1% year-over-year in constant currency
•	Non-GAAP diluted EPS was $0.26, compared to $0.16 a year ago, up 63% year-over-year
•	Consumer reported billings growth of 3% year-over-year
•	Average revenue per user of $9.07, up 3% year-over-year

“In only our second quarter as NortonLifeLock, we drove better than expected results on both the top and bottom lines as we turned our focus to driving sustainable growth. With consumer bookings up 4% year-over-year and another quarter of sequential customer growth, consumers are seeing the value we provide in protecting their digital lives as they live more and more online,” said Vincent Pilette, CEO of NortonLifeLock. “I am extremely proud of how we supported our customers during this COVID-19 crisis and how we are laying the foundation for long term growth.”

Transition to a Pure-Play Consumer Company Nearly Complete
NortonLifeLock’s transition to a pure-play consumer company continued at a fast pace with over 70% of stranded cost removal completed within five months.  Total stranded costs eliminated through the transition is estimated to be less than $1 billion, of which $750 million are cash costs. The cash costs are more than offset by an estimated $1.5 billion of cash inflow from sales of underutilized assets, half of which has already been realized.

Returned $9 Billion to Investors and Ending Cash Balance of $2.3 Billion
NortonLifeLock returned $9 billion to investors during the quarter, including the special dividend, regular dividend, share repurchase, and convertible note retirement. With $2.3 billon of cash and no debt maturities until the end of our fiscal year 2022, the company is well positioned to invest in expanding its portfolio to serve the cyber safety needs of everyone.

First Quarter Fiscal Year 2021 Guidance
•	Revenue in the range of $590 to $605 million, 0 to 2% growth adjusting for extra week ($44 million) and ID Analytics revenue ($14 million) in first quarter fiscal year 2020
•	Non-GAAP EPS in the range of $0.18 to $0.22

NortonLifeLock’s Board of Directors has declared a quarterly cash dividend of $0.125 per common share to be paid on June 24, 2020 to all shareholders of record as of the close of business on June 10, 2020.

To help readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The methods we use to produce non-GAAP results are not in accordance with GAAP and may differ from the methods used by other companies. Additional information regarding our non-GAAP measures are provided below. No reconciliation of the forecasted range for non-GAAP EPS guidance is included in this release because it would be unreasonably burdensome to forecast the impacts of significant changes in our business such as restructuring activities related to the sale of our enterprise business.

For additional details regarding NortonLifeLock’s results and outlook, please see the Earnings Presentation and the Supplemental Information on the investor relations page of our website at: http://investor.nortonlifelock.com

Conference Call

NortonLifeLock has scheduled a conference call for 5:00 p.m. ET / 2:00 p.m. PT today to discuss its results for its fourth quarter fiscal year 2020 ended April 3, 2020 and to review guidance. Interested parties may access the conference call by dialing (877) 475-6198 or (970) 297-2372 and using conference ID 3595969. A live audio webcast of the conference call will also be available through NortonLifeLock's Investor Relations website at http://investor.nortonlifelock.com/investor-relations/events-calendar/.

A replay and our prepared remarks will be available on the investor relations home page shortly after the call is completed.

About NortonLifeLock
NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

Forward-Looking Statements:
This press release contains statements which may be considered forward-looking within the meaning of the U.S. federal securities laws. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: the statements under “First Quarter Fiscal Year 2021 Guidance,” including expectations relating to operating margin and annualized EPS; the effects of the sale of substantially all of the Enterprise Security business on the Company’s business; the timing and amount of stock repurchases; the long-term operating model of NortonLifeLock; NortonLifeLock’s future revenue growth and cash flow from operations; statements regarding expectations of the recurring nature of consumer subscriptions; statements regarding the compliance with our debt instruments and covenants thereunder; the estimated amount and character of, and time to eliminate, stranded costs; the estimated unrealized cost savings from estimates of future results; the estimated amount, and the Company’s ability to monetize and use the proceeds of sales, of underutilized assets; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include, but are not limited to, those related to: the current and future impact of the COVID-19 pandemic on the Company’s business and industry; the effect of the sale of substantially all of the Enterprise Security assets on NortonLifeLock’s retained businesses and products; retention of existing executive leadership team members; difficulties in improving sales and product development during leadership transitions; difficulties in executing the operating model for the consumer cyber safety business; lower than anticipated returns from the Company's investments in direct customer acquisition; difficulties and delays in reducing run rate expenses and monetizing underutilized assets; general business and economic conditions; matters arising out of our completed Audit Committee investigation and the ongoing U.S. Securities and Exchange Commission investigation; fluctuations and volatility in NortonLifeLock’s stock price; the ability of NortonLifeLock to successfully execute strategic plans; the ability to maintain customer and partner relationships; the ability of NortonLifeLock to achieve its cost and operating efficiency goals; the anticipated growth of certain market segments; NortonLifeLock’s sales and business strategy; fluctuations in tax rates and foreign currency exchange rates; the timing and market acceptance of new product releases and upgrades; and the successful development of new products and the degree to which these products gain market acceptance. Additional information concerning these and other risk factors is contained in the Risk Factors sections of NortonLifeLock’s most recent reports on Form 10-K and Form 10-Q. NortonLifeLock assumes no obligation, and does not intend, to update these forward-looking statements as a result of future events or developments.

Use of Non-GAAP Financial Information:
We use non-GAAP measures of operating margin, net income and earnings per share, which are adjusted from results based on GAAP and exclude certain expenses, gains and losses. We also provide the non-GAAP metrics of Consumer revenues, constant currency revenues and Consumer reported billings, which exclude revenues from our divested ID Analytics solutions. These non-GAAP financial measures are provided to enhance the user’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing NortonLifeLock’s performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Readers are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information including the Supplemental Information, on the investor relations page of our website at: http://investor.nortonlifelock.com.

NORTONLIFELOCK INC.
Condensed Consolidated Balance Sheets
(In millions, unaudited)
	April 3, 2020	March 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,177	$1,791
Short-term investments	86	252
Accounts receivable, net	111	708
Assets held for sale	270	—
Other current assets	435	286
Current assets of discontinued operations	—	149
Total current assets	3,079	3,186
Property and equipment, net	238	663
Operating lease assets	88	—
Intangible assets, net	1,067	1,202
Goodwill	2,585	2,677
Other long-term assets	678	1,160
Long-term assets of discontinued operations	—	7,050
Total assets	$7,735	$15,938
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87	$165
Accrued compensation and benefits	115	250
Current portion of long-term debt	756	491
Contract liabilities	1,049	1,032
Current operating lease liabilities	28	—
Other current liabilities	587	524
Current liabilities of discontinued operations	—	1,304
Total current liabilities	2,622	3,766
Long-term debt	3,465	3,961
Long-term contract liabilities	27	27
Deferred income tax liabilities	149	577
Long-term income taxes payable	1,310	1,076
Long-term operating lease liabilities	73	—
Other long-term liabilities	79	78
Long-term liabilities of discontinued operations	—	715
Total liabilities	7,725	10,200
Total stockholders’ equity	10	5,738
Total liabilities and stockholders’ equity	$7,735	$15,938

NORTONLIFELOCK INC.
Condensed Consolidated Statements of Operations (1)
(In millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	April 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
Net revenues	$614	$617	$2,490	$2,456
Cost of revenues	97	124	393	455
Gross profit	517	493	2,097	2,001
Operating expenses:
Sales and marketing	150	175	701	712
Research and development	70	98	328	420
General and administrative	97	93	368	410
Amortization of intangible assets	18	21	79	80
Restructuring, transition and other costs	138	34	266	221
Total operating expenses	473	421	1,742	1,843
Operating income	44	72	355	158
Interest expense	(50)	(51)	(196)	(208)
Other income (expense), net	263	(1)	660	(57)
Income (loss) from continuing operations before income taxes	257	20	819	(107)
Income tax expense (benefit)	108	(17)	241	3
Income (loss) from continuing operations	149	37	578	(110)
Income (loss) from discontinued operations	82	(3)	3,309	141
Net income	$231	$34	$3,887	$31

Income (loss) per share - basic:
Continuing operations	$0.25	$0.06	$0.94	$(0.17)
Discontinued operations	$0.14	$—	$5.38	$0.22
Net income (loss) per share - basic (2)	$0.39	$0.05	$6.32	$0.05

Income (loss) per share - diluted:
Continuing operations	$0.23	$0.06	$0.90	$(0.17)
Discontinued operations	$0.13	$—	$5.15	$0.22
Net income (loss) per share - diluted (2)	$0.36	$0.05	$6.05	$0.05

Weighted-average shares outstanding:
Basic	599	637	615	632
Diluted	639	662	643	632

(1) The year ended April 3, 2020 consisted of 53 weeks whereas the year ended March 29, 2019 consisted of 52 weeks. The impact of the extra week on revenues in the year ended April 3, 2020 is estimated to be approximately $44 million.
(2) Amounts may not add due to rounding.

NORTONLIFELOCK INC.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Three Months Ended		Year Ended
	April 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
OPERATING ACTIVITIES:
Net income	$231	$34	$3,887	$31
Adjustments:
Amortization and depreciation	54	158	361	615
Impairments of long-lived assets	42	2	74	10
Stock-based compensation expense	42	87	312	352
Loss from equity interest	—	17	31	101
Deferred income taxes	2	(52)	16	(70)
Gain on divestitures	(262)	—	(5,684)	—
Gain on sale of equity method investment	—	—	(379)	—
Non-cash operating lease expense	8	—	40	—
Other	(31)	18	(4)	(14)
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	46	16	583	113
Accounts payable	(40)	(29)	(61)	6
Accrued compensation and benefits	(18)	28	(117)	2
Contract liabilities	42	137	(121)	196
Income taxes payable	(1,713)	84	383	67
Other assets	13	(27)	(81)	(26)
Other liabilities	(182)	74	(101)	112
Net cash provided by (used in) operating activities	(1,766)	547	(861)	1,495
INVESTING ACTIVITIES:
Purchases of property and equipment	(3)	(54)	(89)	(207)
Payments for acquisitions, net of cash acquired	—	(139)	—	(180)
Proceeds from divestitures, net of cash contributed and transaction costs	346	—	10,918	—
Proceeds from maturities and sales of short-term investments	32	20	167	139
Proceeds from sale of property	—	—	—	26
Proceeds from sale of equity method investment	2	—	380	—
Other	11	(7)	3	(19)
Net cash provided by (used in) investing activities	388	(180)	11,379	(241)
FINANCING ACTIVITIES:
Repayments of debt	(566)	(600)	(868)	(600)
Proceeds from issuance of debt, net of issuance costs	—	—	300	—
Net proceeds from sales of common stock under employee stock incentive plans	14	11	123	19
Tax payments related to restricted stock units	(7)	(5)	(78)	(173)
Dividends and dividend equivalents paid	(7,304)	(48)	(7,481)	(217)
Repurchases of common stock	(677)	(234)	(1,581)	(234)
Cash consideration paid in the exchange of Convertible Notes	(546)	—	(546)	—
Short-swing profit disgorgement	—	—	9	—
Other	—	(4)	(1)	(4)
Net cash used in financing activities	(9,086)	(880)	(10,123)	(1,209)
Effect of exchange rate fluctuations on cash and cash equivalents	(8)	(5)	(9)	(28)
Change in cash and cash equivalents	(10,472)	(518)	386	17
Beginning cash and cash equivalents	12,649	2,309	1,791	1,774
Ending cash and cash equivalents	$2,177	$1,791	$2,177	$1,791

NORTONLIFELOCK INC.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1) (2)
(In millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	April 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
Operating income	$44	$72	$355	$158
Stock-based compensation	28	33	119	158
Amortization of intangible assets	25	28	109	110
Restructuring, transition and other costs	138	34	266	221
Litigation settlement loss	20	—	20	—
Other	—	1	—	(2)
Operating income (Non-GAAP)	$255	$168	$869	$646

Operating margin	7.2%	11.7%	14.3%	6.4%
Operating margin (Non-GAAP)	41.5%	27.2%	34.9%	26.3%

Net income	$231	$34	$3,887	$31
Adjustments to income from continuing operations:
Stock-based compensation	26	33	120	158
Amortization of intangible assets	25	28	109	110
Restructuring, transition and other costs	138	34	266	221
Litigation settlement charges (benefit)	20	—	20	(5)
Other	(1)	1	(1)	3
Non-cash interest expense	5	7	23	25
Gains on divestiture and sale of equity method investment	(250)	—	(629)	—
Loss from equity interest	—	17	31	101
Total adjustments to GAAP income from continuing operations before income taxes	(38)	121	(61)	614
Adjustment to GAAP provision for income taxes	56	(49)	59	(110)
Total adjustment to continuing operations, net of taxes	18	72	(2)	504
Discontinued operations	(82)	3	(3,309)	(141)
Net income (Non-GAAP)	$167	$109	$576	$395

Diluted net income per share	$0.36	$0.05	$6.05	$0.05
Adjustments to diluted net income per share:
Stock-based compensation	0.04	0.05	0.19	0.25
Amortization of intangible assets	0.04	0.04	0.17	0.17
Restructuring, transition and other costs	0.22	0.05	0.41	0.35
Litigation settlement charges (benefit)	0.03	—	0.03	(0.01)
Other	—	—	—	—
Non-cash interest expense	0.01	0.01	0.04	0.04
Gains on divestiture and sale of equity method investment	(0.39)	—	(0.98)	—
Loss from equity interest	—	0.03	0.05	0.16
Total adjustments to GAAP income from continuing operations before income taxes	(0.06)	0.18	(0.09)	0.97
Adjustment to GAAP provision for income taxes	0.09	(0.07)	0.09	(0.17)
Total adjustment to continuing operations, net of taxes	0.03	0.11	(0.00)	0.80
Discontinued operations	(0.13)	0.00	(5.15)	(0.22)
Incremental dilution effect	—	—	—	(0.03)
Diluted net income per share (Non-GAAP)	$0.26	$0.16	$0.90	$0.60

Diluted weighted-average shares outstanding	639	662	643	632
Incremental dilution	—	—	—	29
Diluted weighted-average shares outstanding (Non-GAAP)	639	662	643	661

(1) This presentation includes non-GAAP measures. Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP.  For a detailed explanation of these non-GAAP measures, see Appendix A.
(2) Amounts may not add due to rounding.

NORTONLIFELOCK INC.
Consumer Revenues, Consumer Reported Billings and Consumer Cyber Safety Metrics
(In millions, except per user data, unaudited)

Consumer Revenues (Non-GAAP)
	Three Months Ended			Year Ended
	April 3, 2020	March 29, 2019	Variance in %	April 3, 2020	March 29, 2019	Variance in %
Revenues (1)	$614	$617	—%	$2,490	$2,456	1%
Exclude revenues from ID Analytics (2)	(4)	(12)		(46)	(48)
Consumer revenues (Non-GAAP)	610	605	1%	2,444	2,408	1%
Exclude foreign exchange impact (3)	3	—		16	—
Constant currency adjusted consumer revenues (Non-GAAP)	613	605	1%	2,460	2,408	2%
Exclude extra week impact (1)	—	—		(44)	—
Constant currency and extra week adjusted consumer revenues (Non-GAAP)	$613	$605	1%	$2,416	$2,408	—%

Consumer Reported Billings (Non-GAAP)
	Three Months Ended			Year Ended
	April 3, 2020	March 29, 2019	Variance in %	April 3, 2020	March 29, 2019	Variance in %
Revenues (1)	$614	$617	—%	$2,490	$2,456	1%
Add: Contract liabilities (end of period)	1,076	1,059		1,076	1,059
Less: Contract liabilities (beginning of period)	(1,047)	(1,046)		(1,059)	(1,117)
Add: Other contract liabilities adjustment (4)	—	2		5	2
Reported billings (Non-GAAP)	643	632	2%	2,512	2,400	5%
Exclude revenue from ID Analytics (2)	(4)	(12)		(46)	(48)
Consumer reported billings (Non-GAAP)	639	620	3%	2,466	2,352	5%
Exclude extra week impact (1)	—	—		(44)	—
Consumer reported billings excluding extra week impact (Non-GAAP)	$639	$620	3%	$2,422	$2,352	3%

Consumer Cyber Safety Metrics
	Three Months Ended			Year Ended
	April 3, 2020	January 3, 2020	March 29, 2019	April 3, 2020	March 29, 2019
Direct customer revenues	$549	$542	$541	$2,204	$2,168
Partner revenues	$61	$61	$64	$240	$240
Revenues from ID Analytics	$4	$15	$12	$46	$48
Average direct customer count	20.2	20.1	20.4	20.2	20.7
Direct customer count (at quarter end)	20.2	20.1	20.3	20.2	20.3
Direct average revenue per user (ARPU) (5)	$9.07	$8.99	$8.83	$8.90	$8.74
Consumer Cyber Safety annual retention rate				85%	85%

(1) The year ended April 3, 2020 consisted of 53 weeks whereas the year ended March 29, 2019 consisted of 52 weeks. The impact of the extra week on revenues in the year ended April 3, 2020 is estimated to be approximately $44 million.
(2) In the three months ended April 3, 2020, we divested our ID Analytics solutions and are presenting consumer reported billings and consumer revenues to enhance comparability of the reported billings and revenues of our remaining solutions to the year ago period.
(3) Calculated using year ago foreign exchange rates.
(4) Other contract liabilities adjustment for the year ended April 3, 2020 represents the change in contract liabilities related to Veritas discontinued operations of $5 million. Other contract liabilities adjustment for the three months and the year ended March 29, 2019 represents the change in contract liabilities related to Veritas discontinued operations of $2 million and $19 million, respectively. In addition, other contract liabilities adjustment for the year ended March 29, 2019 includes the impact of the adoption of the new revenue recognition standard of $17 million.
(5) ARPU in the year ended April 3, 2020 was normalized to exclude the impact of the extra week on direct revenue, which we estimate to be approximately $41 million.

NORTONLIFELOCK INC.
Appendix A
Explanation of Non-GAAP Measures and Other Items

Objective of non-GAAP measures:  We believe our presentation of non-GAAP financial measures, when taken together with corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management team uses these non-GAAP financial measures in assessing NortonLifeLock’s performance, as well as in planning and forecasting future periods. Due to the importance of these measures in managing the business, we use non-GAAP measures in the evaluation of management’s compensation. These non-GAAP financial measures are not computed according to GAAP and the methods we use to compute them may differ from the methods used by other companies.  Non-GAAP financial measures are supplemental and should not be considered a substitute for financial information presented in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
Contract liabilities adjustment:  Our non-GAAP net revenues eliminate the impact of contract liabilities purchase accounting adjustments required by GAAP. GAAP requires an adjustment to the liability for acquired contract liabilities such that the liability approximates how much we, the acquirer, would have to pay a third party to assume the liability. We believe that eliminating the impact of this adjustment improves the comparability of revenues between periods. Also, although the adjustment amounts will never be recognized in our GAAP financial statements, we do not expect the acquisitions to affect the future renewal rates of revenues excluded by the adjustments. In addition, our management uses non-GAAP net revenues, adjusted for the impact of purchase accounting adjustments to assess our operating performance and overall revenue trends. Nevertheless, non-GAAP net revenues has limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP net revenues. We believe these adjustments are useful to investors as an additional means to reflect revenue trends of our business. However, other companies in our industry may not calculate these measures in the same manner which may limit their usefulness for comparative purposes.
Stock-based compensation:  This consists of expenses for employee restricted stock units, performance-based awards, bonus share programs, stock options and our employee stock purchase plan, determined in accordance with GAAP.  We evaluate our performance both with and without these measures because stock-based compensation is a non-cash expense and can vary significantly over time based on the timing, size, nature and design of the awards granted, and is influenced in part by certain factors that are generally beyond our control, such as the volatility of the market value of our common stock. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation to facilitate the comparison of our results to those of other companies in our industry.
Amortization of intangible assets:  Amortization of intangible assets consists of amortization of acquisition-related intangibles assets such as developed technology, customer relationships and trade names acquired in connection with business combinations. We record charges relating to the amortization of these intangibles within both cost of revenues and operating expenses in our GAAP financial statements.  Under purchase accounting, we are required to allocate a portion of the purchase price to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangible assets. However, the purchase price allocated to these assets is not necessarily reflective of the cost we would incur to internally develop the intangible asset. Further, amortization charges for our acquired intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We eliminate these charges from our non-GAAP operating results to facilitate an evaluation of our current operating performance and provide better comparability to our past operating performance.
Restructuring, transition and other costs:  Restructuring charges are costs associated with a formal restructuring plan and are primarily related to employee severance and benefit arrangements, contract termination costs, and assets write-offs, as well as other exit and disposal costs. Included in other exit and disposal costs are advisory fees incurred in connection with restructuring events and facilities exit costs. Separation costs primarily consist of consulting costs incurred in connection with the divestiture of our Enterprise Security business (the Broadcom sale). Transition costs are associated with formal discrete strategic information technology initiatives and primarily consist of consulting charges associated with our enterprise resource planning and supporting systems and costs to automate business processes.  We exclude restructuring, transition and other costs from our non-GAAP results as we believe that these costs are incremental to core activities that arise in the ordinary course of our business and do not reflect our current operating performance, and that excluding these charges facilitates a more meaningful evaluation of our current operating performance and comparisons to our past operating performance.
Acquisition-related costs:  These represent the transaction and business integration costs related to significant acquisitions that are charged to operating expense in our GAAP financial statements. These costs include incremental expenses incurred to affect these business combinations such as advisory, legal, accounting, valuation, and other professional or consulting fees. We exclude these costs from our non-GAAP results as they have no direct correlation to the operation of our business, and because we believe that the non-GAAP financial measures excluding these costs provide meaningful supplemental information regarding the spending trends of our business. In addition, these costs vary, depending on the size and complexity of the acquisitions, and are not indicative of costs of future acquisitions.
Litigation settlement:  We may periodically incur charges or benefits related to litigation settlements.  We exclude these charges and benefits when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results.
Non-cash interest expense and amortization of debt issuance costs:  In accordance with GAAP, we separately account for the value of the conversion feature on our convertible notes as a debt discount that reflects our assumed non-convertible debt borrowing rates. We amortize the discount and debt issuance costs over the term of the related debt. We exclude the difference between the imputed interest expense, which includes the amortization of the conversion feature and of the issuance costs, and the coupon interest payments because we believe that excluding these costs provides meaningful supplemental information regarding the cash cost of our convertible debt and enhance investors’ ability to view the Company’s results from management’s perspective.

Gains on divestiture and sale of equity method investment:  We periodically recognize gains on divestitures. In the third quarter of fiscal 2020, we recognized a gain of $379 million related to the sale of our DigiCert equity interest. In the fourth quarter of fiscal 2020, we recognized a gain of $250 million related to the divestiture of our ID Analytics solutions. We have excluded these gains for purposes of calculating our non-GAAP results. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results.
Gain (loss) from equity interest:  We record gains or losses in equity method investments representing net income or loss attributable to our noncontrolling interest in companies over which we have limited control and visibility. We exclude such gains and losses in full because we lack control over the operations of the investee and the related gains and losses are not indicative of our ongoing core results.
Income tax effects and adjustments:  We use a non-GAAP tax rate that excludes (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) certain unique GAAP reporting requirements under discontinued operations and (4) the income tax effects of the non-GAAP adjustment to our operating results described above. We believe making these adjustments facilitates a better evaluation of our current operating performance and comparisons to past operating results. Our tax rate is subject to change for a variety of reasons, such as significant changes in the geographic earnings mix due to acquisition and divestiture activities or fundamental tax law changes in major jurisdictions where we operate. In June 2019, the U.S. Court of Appeals for the Ninth Circuit Court issued an opinion in Altera Corp. v. Commissioner which reversed a United States Tax Court decision regarding the treatment of share-based compensation expense in a cost sharing arrangement. As a result, we recorded a cumulative income tax expense of $23 million for continuing operation in fiscal 2020, which has been excluded from our non-GAAP tax provision. For fiscal 2019, as a result of U.S. tax reform, we used a non-GAAP tax rate that excluded (1) the discrete impacts of changes in tax legislation, (2) most other significant discrete items, (3) certain unique GAAP reporting requirements under discontinued operations and (4) the income tax effects of the non-GAAP adjustment to our operating results described above.
Discontinued operations:  On November 4, 2019, we completed the Broadcom sale. In January 2016, we completed the sale of assets related to our Veritas operations. The results of our divested operations that were subject to these divestitures are presented as discontinued operations in our statements of operations and thus have been excluded from non-GAAP net income for all reported periods.
Diluted GAAP and non-GAAP weighted-average shares outstanding:  Diluted GAAP and non-GAAP weighted-average shares outstanding are the same, except in periods that there is a GAAP loss from continuing operations. In accordance with GAAP, we do not present dilution for GAAP in periods in which there is a loss from continuing operations. However, if there is non-GAAP net income, we present dilution for non-GAAP weighted-average shares outstanding in an amount equal to the dilution that would have been presented had there been GAAP income from continuing operations for the period.
Reported billings:  We define reported billings as total revenue plus the change in adjusted contract liabilities. The change in contract liabilities excludes the change related to discontinued operations that does not amortize to revenue from continuing operations. We consider reported billings to be a useful metric for management and investors because it facilitates an analysis of changes in contract liabilities balances that are an indicator of the health and visibility of our business. There are several limitations related to the use of reported billings versus revenue calculated in accordance with GAAP. First, reported billings include amounts that have not yet been recognized as revenue. Second, our calculation of reported billings may be different from other companies in our industry, some of which may not use reported billings, may calculate reported billings differently, may have different reported billing frequencies, or may use other financial measures to evaluate their performance, all of which could reduce the usefulness of reported billings as a comparative measure. We compensate for these limitations by providing specific information regarding GAAP revenue and evaluating reported billings together with revenue calculated in accordance with GAAP.
Consumer reported billings:  We define consumer reported billings as total revenue plus the change in adjusted contract liabilities excluding amounts related to our ID Analytics solutions. ID Analytics solutions were divested in the fourth quarter of fiscal 2020. We are presenting consumer reported billings to provide readers with a better understanding of the impact from the divestiture of ID Analytics solutions on the historical performance of our consumer business and to assist readers in analyzing our performance in future periods. This metric is subject to the same limitations as reported billings discussed above.
Bookings: Bookings are defined as customer orders received that are expected to generate net revenues in the future. We present the operational metric of bookings because it reflects customers' demand for our products and services and to assist readers in analyzing our performance in future periods.
Free cash flow:  Free cash flow is defined as cash flows from operating activities less purchases of property and equipment. Free cash flow is not a measure of financial condition under GAAP and does not reflect our future contractual commitments and the total increase or decrease of our cash balance for a given period, and thus should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity.
Non-GAAP constant currency adjusted revenues:  Non-GAAP constant currency adjusted revenues are defined as revenues adjusted for foreign exchange impact, calculated by translating current period revenue using the year ago currency conversion rate.
Consumer revenues: Consumer revenues exclude revenues from our ID Analytics solutions, which was divested in the fourth quarter of fiscal 2020. We are presenting consumer revenues to provide readers with a better understanding of the impact from the divestiture of ID Analytics solutions on our historical results and to assist readers in analyzing results in future periods.

Consumer Cyber Safety direct customer count:  Direct customers are defined as those customers of our Consumer Cyber Safety solutions who have a direct billing relationship with us, including online acquisition and retention, affiliates, co-marketing, and original equipment manufacturer channels. Also excluded are customers of our ID Analytics solutions. Average direct customer count presents the average of the total number of direct customers at the beginning and end of the fiscal quarter.
Consumer Cyber Safety direct average revenues per user (ARPU):  ARPU is calculated as estimated direct customer revenues for the period divided by the average direct customer count for the same period, expressed as a monthly figure. We monitor ARPU because it helps us understand the rate at which we are monetizing our consumer customer base.
Annual retention rate: Annual retention rate is defined as the number of direct customers who have more than a one-year tenure as of the end of the most recently completed fiscal period divided by the total number of direct customers as of the end of the period from one year ago. We monitor annual retention rate to evaluate the effectiveness of our strategies to improve renewals of subscriptions.